Exhibit 99.1

ENABLE HOLDINGS ANNOUNCES THE ENGAGEMENT OF MANCHESTER COMPANIES, INC.

Chicago, Illinois – September 2, 2010 - Enable Holdings, Inc. (OTC: ENAB.OB), (the “Company”), one of the leading asset recovery solution providers for products of the world’s most trusted brands, with operating subsidiaries uBid, Inc., RedTag.com, RedTag Live!, Dibu Trading Corporation and Commerce Innovations, announced today the engagement of Manchester Companies, Inc.  Manchester will serve as the Company’s Chief Restructuring Officer to assist the Board of Directors and management in assessing options to financially restructure the business and develop a path to achieve profitability.  Manchester is a nationally recognized financial advisory and restructuring firm headquartered in Minneapolis with offices in Chicago and Dallas.

About Enable Holdings, Inc. and its Subsidiaries

The Company provides multi-channel asset recovery solutions that includes online auction platform uBid.com, fixed-price online commerce solution RedTag.com, offline excess inventory solution RedTag Live!, business to business solution Dibu Trading Corporation, and private auction software solution Commerce Innovations.  Over the past twelve years the Company has developed a customer base of over 5.8 million registered users and a network of over 7,000 manufacturers, retailers and distributors that make up the various commerce solutions that the Company offers.  The Company has helped thousands of businesses and consumers facilitate the sale of over $2 billion of inventory over the past twelve years and has saved consumers hundreds of millions of dollars in the process.

SEC Filings and Forward-Looking Statements

Additional information about the Company is available in the Company’s annual report on Form 10-K and latest quarterly financial report in the Form 10-Q, filed with the Securities and Exchange Commission.  Certain statements made in this release are forward-looking statements.  Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of the Company and markets in which the Company operates.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements.  Factors which may affect the forward-looking statements identified above and the Company’s business, financial condition and operating results generally include the effects of adverse changes in the economy, reductions in consumer spending, declines in the financial markets and the industries in which the Company and its partners operate, adverse changes affecting the Internet and e-commerce, the ability of the Company to develop and maintain relationship with strategic partners and suppliers and the timing of its establishment or extension of its relationships with strategic partners, the ability of the Company to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, and the ability of the Company to attract and retain qualified personnel.  The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by the Company.